EXHIBIT 99.1

News Release:	April 27, 2012
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
First Quarter 2012 Unaudited Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the quarter ended March 31, 2012, reporting $12.9 million of net income, compared to a net loss of $12.1 million for the same period in 2011. The bank attributes the increase in its net income primarily to lower credit-related charges on private-label mortgage-backed securities (MBS) determined to be other-than-temporarily impaired and increased net interest income.
The Seattle Bank recorded $1.3 million of additional credit losses on its private-label MBS for the quarter ended March 31, 2012, compared to $22.7 million of such credit losses for the same period in 2011. The additional losses in both periods were due to changes in assumptions regarding future housing prices, foreclosure rates, loss severity rates, and other economic factors, and their adverse effects on the mortgages underlying these securities.
“Our first quarter results represent another positive step for the Seattle Bank, as we work to improve our earnings and capital and return to more normal operations,” stated Seattle Bank President and CEO Michael L. Wilson. “Although we don't know what additional impact the housing market may have on our private-label MBS, we remain focused on prudently managing our balance sheet and improving our financial condition. The Seattle Bank maintains strong liquidity and access to the capital markets. We remain focused on serving our members and meeting their funding needs in these uncertain economic times."
Financial Highlights
The Seattle Bank reported net interest income of $23.2 million for the quarter ended March 31, 2012, compared to $20.5 million for the same period in 2011. The increase in net interest income is primarily due to significantly lower funding costs and increased yields on investments resulting from changes in investment mix and the effect of premium write-offs of called securities in first quarter 2011 (with no similar write-offs in first quarter 2012). The increases in net interest income were partially offset by the impact of a significantly lower balance of mortgage loans held for portfolio. Including the effect of interest-rate swaps hedging certain of the bank's available-for-sale securities, adjusted net interest income (a non-GAAP measure) was $36.5 million for the quarter ended March 31, 2012, compared to $33.4 million for the same period in 2011.
Advances outstanding declined to $9.3 billion as of March 31, 2012, from $11.3 billion as of December 31, 2011, primarily due to reduced demand for wholesale funding and maturing advances. Demand for wholesale funding, including Federal Home Loan Bank advances, remained generally weak as many financial institutions continued to experience high levels of retail customer deposits and low loan demand.
Total assets declined to $36.3 billion as of March 31, 2012, from $40.2 billion as of December 31, 2011, due to declines in advance, investment, and mortgage loan balances.
Total capital increased to $1.4 billion as of March 31, 2012, from $1.3 billion as of December 31, 2011, primarily due to the bank's increased net income and to a $94.5 million improvement in its accumulated other comprehensive loss (AOCL). Improvement in the bank's AOCL was primarily due to increases in the fair values of available-for-sale securities determined to be other-than-temporarily impaired.

Total regulatory capital was $3.0 billion as of March 31, 2012 and December 31, 2011. As of March 31, 2012, the Seattle Bank held a risk-based capital surplus of $1.0 billion.
Retained earnings increased to $170.4 million as of March 31, 2012, from $157.4 million as of December 31, 2011, due to first quarter 2012 net income.
As of March 31, 2012, the Seattle Bank had a total regulatory capital-to-assets ratio of 8.19% and a regulatory leverage ratio of 12.07%, compared to 7.36% and 10.84%, respectively, as of December 31, 2011.
As of March 31, 2012, the Seattle Bank continued to meet all of its regulatory capital requirements, but remains classified as "undercapitalized" by the Federal Housing Finance Agency (Finance Agency).
Key Metrics Update
In addition to a variety of other measures, the bank tracks its progress in achieving its business goals using the following key metrics:

•	Market value of equity (MVE) to par value of capital stock (PVCS) ratio. As of March 31, 2012, the bank's MVE to PVCS ratio increased to 78.2 percent from 74.4 percent as of December 31, 2011.

•	Retained earnings. As of March 31, 2012, retained earnings increased to $170.4 million, from $157.4 million as of December 31, 2011.

•
Return on PVCS vs. federal funds. The bank's return on PVCS for the three months ended March 31, 2012 was 1.86 percent, compared to (1.74) percent for the same period in 2011. The average federal funds effective rate for the quarter ended March 31, 2012 was 0.11 percent, compared to 0.16 percent for the same period in 2011.

The Seattle Bank expects to experience fluctuations in its financial performance as it continues to work through a challenging economy.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Finance Agency, effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including repurchasing, redeeming, and paying dividends on its capital stock. As of March 31, 2012, the bank met all minimum financial requirements under the Consent Arrangement.
Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of March 31, 2012	As of December 31, 2011
Investments (1)	$25,500,139	$27,369,042
Advances	9,342,959	11,292,319
Mortgage loans held for portfolio, net	1,277,441	1,356,878
Total assets	36,273,402	40,184,467
Consolidated obligations, net	33,040,054	37,255,103
Total capital stock	1,739,677	1,739,677
Retained earnings	170,364	157,438
Accumulated other comprehensive loss	(516,129)	(610,612)
Total capital (2)	1,393,912	1,286,503

	For the Three Months Ended March 31,
Selected Statements of Income Data	2012	2011
Net interest income (3)	$23,248	$20,504
Net other-than-temporary impairment credit loss	(1,324)	(22,740)
Other non-interest income (4)	10,497	8,014
Total other expense	18,059	17,906
Total assessments (5)	1,436	—
Net income (loss)	12,926	(12,128)

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.1 billion as of March 31, 2012 and December 31, 2011. Mandatorily redeemable capital stock is included in regulatory capital.
(3)	No provision for credit losses was recorded for the three months ended March 31, 2012 and 2011.
(4)
Includes gain on financial instruments held under fair value option, gain on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income. Also see note 3 above.

(5)
Historically included both Affordable Housing Program (AHP) and Resolution Funding Corporation (REFCORP) assessments. On August 5, 2011, the Finance Agency certified that the Federal Home Loan Banks had fully satisfied their REFCORP obligation with their payments made based on June 30, 2011 financial results.

Use of Non-GAAP Financial Measure: Reconciliation of Adjusted Net Interest Income to Net Interest Income
The Seattle Bank uses adjusted net interest income (a non-GAAP measure) in its internal analysis of results and the management of its business and believes that this metric may be helpful to investors in evaluating the bank's financial performance, identifying trends, and making meaningful period-to-period comparisons.
The Seattle Bank defines adjusted net interest income as net interest income determined in accordance with GAAP, adjusted for the effect of the change in fair value of interest-rate swaps hedging certain of the bank's available-for-sale securities. These investments were purchased at significant premiums and have been designated in benchmark fair value hedging relationships with interest-rate swaps that included significant up-front fees.
Although the gains recorded on the periodic valuation of the interest-rate swaps substantially offset the premium amortization on the associated available-for-sale securities and both are recorded on the statements of income, amortization of the premium is recorded in interest income and changes in fair value of the interest-rate swaps are recorded in other income (loss). We believe adjusting net interest income for the effect of the fair value adjustments on the interest-rate swaps allows for a consistent comparison of net interest income across reporting periods.

The following table presents a reconciliation of net interest income reported under GAAP to adjusted net interest income for the three months ended March 31, 2012 and 2011.

	For the Three Months Ended March 31,
	2012	2011
(in thousands)
GAAP net interest income	$23,248	$20,504
Gain on derivatives and hedging activities on interest-rate swaps hedging certain available-for-sale securities *	13,249	12,881
Adjusted net interest income	$36,497	$33,385

*
Premium amortization on certain available-for-sale securities totaled $12.0 million and $12.6 million for the three months ended March 31, 2012 and 2011. Gains on derivatives and hedging activity are recorded in other non-interest income, while premium amortization is recorded in interest income.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Non-GAAP measures should not be considered in isolation or as a substitute for analyses of results reported under GAAP.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 350 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves the states of Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements as of and for the quarter ended March 31, 2012. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.